Exhibit 3.7

ARTICLES OF INCORPORATION

OF

The undersigned, being an individual, does hereby act as incorporator in adopting the following Articles of Incorporation for the purpose of organizing a corporation for profit, pursuant to the provisions of the Indiana Business Corporation Law.

     FIRST: The corporate name for the corporation (hereinafter called the “corporation”) is                                       , Inc.

     SECOND: The number of shares the corporation is authorized to issues is 1,000, all of which are of a par value of one dollar each and are of the same class and are to be Common shares.

     THIRD: The street address of the initial registered office of the corporation in the State of Indiana is                                       .

     The name of the initial registered agent of the corporation at the said registered office is                                      .

     FOURTH: The name and address of the incorporator are:

NAME	ADDRESS

     FIFTH: The purpose for which the corporation is organized is to engage in any lawful business.

     SIXTH: No holder of any of the shares of any class of the corporation shall be entitled as of right to subscribe for, purchase, or otherwise acquire any shares of any class of the corporation which the corporation proposes to issue or any rights or options which the corporation proposes to grant for the purchase of shares of any class of the corporation or for the purchase of any shares, bonds, securities, or obligations of the corporation which are convertible into or exchangeable for, or which carry any rights, to subscribe for, purchase, or otherwise acquire shares of any class of the corporation; and any and all of such shares, bonds, securities, or obligations of the corporation, whether now or hereafter authorized or created, may be issued, or may be reissued if the same have been reacquired and if their reissue is not prohibited, and any and all of such rights and options may be granted by the Board of Directors to such individuals and entities, and for such lawful consideration, and on such terms, as the Board of Directors in its discretion may determine, without first offering the same, or any thereof, to any said holder.

     SEVENTH: The corporation shall, to the fullest extent permitted by the provisions of the Indiana Business Corporation Law, as the same may be amended and supplemented, indemnity any and all persons whom it shall have power to indemnify under said provisions from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said provisions, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

     EIGHTH: The duration of the corporation shall be perpetual.

Signed on __________________, ______.

__________________________________

, Incorporator

The undersigned agent named in the foregoing document consents to its appointment as such registered agent.

By ________________________________